EXHIBIT 10.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

EMMIS RADIO, LLC,

EMMIS RADIO LICENSE CORPORATION OF NEW YORK

and

YMF MEDIA LLC

dated as of  April 5, 2012

TABLE OF CONTENTS
Page

	ARTICLE 1
	PURCHASE AND SALE OF ASSETS

1.1	Purchased Assets	1
1.2	Assumption of Liabilities	2
1.3	Consideration	2
1.4	Earn-out Payments	2
1.5	Closing	4
1.6	Closing Deliverables	5

	ARTICLE 2
	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1	Organization and Good Standing	5
2.2	Authorization of Agreement	5
2.3	Conflicts; Consents of Third Parties	6
2.4	Title to Purchased Assets	6
2.5	Intellectual Property	6
2.6	Legal Proceedings	6
2.7	Station Gross Revenue	7

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1	Organization and Good Standing	7
3.2	Authorization of Agreement	7
3.3	Conflicts; Consents of Third Parties	7
3.4	Legal Proceedings	8

	ARTICLE 4
	COVENANTS

4.1	Public Announcements	8
4.2	Use of Trade Names	8
4.3	Further Assurances	8
4.4	Allocation of Purchase Price	8
4.5	Ancillary Agreements	8
4.6	Access to Employees	9
4.7	Programming Contracts	9
4.8	Local Marketing Agreement	9

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4.9	Call Letters	9
4.10	Frequency	10
4.11	Exclusive Dealing	10
4.12	Interim Access.	10
4.13	Consulting and Services Agreement	10
4.14	WBLS Purchase.	10

	ARTICLE 5
	CONDITIONS PRECEDENT

5.1	Conditions Precedent to Obligations of Purchaser and the Sellers	11
5.2	Conditions Precedent to Obligations of Purchaser	11
5.3	Conditions Precedent to Obligations of the Sellers	11

	ARTICLE 6
	TERMINATION

6.1	Termination	12
6.2	Effect of Termination	13

	ARTICLE 7
	INDEMNIFICATION

7.1	Seller Indemnification	13
7.2	Purchaser Indemnification	13
7.3	Third Party Claims	14
7.4	Sole Remedy	14
7.5	Effect of Investigation	14

	ARTICLE 8
	MISCELLANEOUS PROVISIONS

8.1	Survival	14
8.2	Entire Agreement	15
8.3	Waiver of Trial by Jury	15
8.4	Expenses	15
8.5	Governing Law; Jurisdiction	15
8.6	Notices	16
8.7	Severability	18
8.8	Successors and Assigns	18
8.9	No Third Party Beneficiaries	18
8.10	Counterparts	18
8.11	Specific Performance	18
8.12	Time is of the Essence	19
8.13	Guarantors	19

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	ARTICLE 9
	DEFINITIONS

9.1	Definition of Certain Terms	20
9.2	Interpretation	23

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2012, by and among Emmis Radio, LLC, an Indiana limited liability company (“Emmis Radio”), and Emmis Radio License Corporation of New York, a California corporation (“Emmis Radio License,” and together with Emmis Radio, the “Sellers”), YMF Media LLC, a Delaware limited liability company (“Purchaser”), Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P. (collectively, the “Yucaipa Guarantors”) and Fortress Credit Funding I, LP, Drawbridge Special Opportunities Fund Ltd. and CF ICBC LLC (collectively, the “Fortress Guarantors”) (each of the Yucaipa Guarantors and Fortress Guarantors, a “Guarantor” and together, the “Guarantors”).  The Sellers, Purchaser and Guarantors (solely with respect to Article 8) are sometimes herein referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase and acquire from the Sellers, upon the terms and subject to the conditions set forth in this Agreement, certain assets of the Sellers as specified in this Agreement, in consideration for certain payments by Purchaser, all as specifically described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1           Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, free and clear of any and all Liens, all of the Sellers’ legal and beneficial right, title and interest in, to and under, as of the Closing Date, any and all of the following assets, wherever located and whether or not carried or reflected on the books and records of the Sellers, whether now existing or hereinafter acquired: (i) the Intellectual Property used or held for use by the Sellers exclusively in the business or operation of WRKS(FM), 98.7FM, New York, NY (the “Station”), together with the goodwill associated with and symbolized by each of the foregoing and those items listed on Schedule 2.5 attached hereto (the “Assets”); and (ii) all assignable registrations, applications, renewals, issuances, renewals, extensions, restorations and reversions for, in respect of or relating to the Assets (the “Intellectual Property Assets”), together with the goodwill associated with and symbolized by each of the foregoing (collectively, the Assets and the Intellectual Property Assets are the “Purchased Assets”).  Notwithstanding the foregoing, the Purchased Assets shall not include the Sellers’ cash, cash equivalents, accounts receivable, corporate names, the Call Letters, and organizational documents and claims related to the Purchased Assets to the extent arising during or attributable to any period prior to Closing.

1.2           Assumption of Liabilities.  Purchaser shall not assume any Liability of the Sellers, or any predecessor or any Affiliate of the Sellers, nor any Liability associated with or relating to the Purchased Assets, except for any Contracts that Purchaser and the Sellers mutually agree will be assigned and assumed pursuant to Section 4.7 (collectively, the “Assumed Liabilities”).  The Sellers shall be solely responsible for all Liabilities arising from the business and operation of the Purchased Assets prior to Closing, and Purchaser shall be solely responsible for all Liabilities arising from the business and operation of the Purchased Assets after Closing.

1.3           Consideration.  The aggregate consideration (the “Purchase Price”) payable by Purchaser in consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers to Purchaser of the Purchased Assets shall consist of (i) ten million dollars ($10,000,000) (the “Cash Purchase Price”), plus (ii) any Earn-Out Amounts to be made by Purchaser to the Sellers pursuant to Section 1.4.  The Cash Purchase Price shall be paid to the Sellers  by Purchaser, by wire transfer of immediately available funds to an account designated by the Sellers on or prior to the payment date, upon the earlier to occur of (i) the fifth (5th) Business Day following the consummation of the disposition of KBLX-FM, 102.9FM, Berkeley, CA, and (ii) December 31, 2012 (the “Cash Purchase Price Payment Date”).  Any payment not made when due under this Agreement shall bear interest at a rate of twelve percent (12%) per annum from the due date until paid.

1.4           Earn-out Payments.

(a)           No later than the thirtieth (30th) calendar day following the last day of each Earn-out Quarter, Purchaser shall prepare and deliver to the Sellers and Miller Kaplan, LLP (“Miller Kaplan”) a reasonably detailed written statement of Purchaser Gross Revenues for such Earn-out Quarter (the “Earn-out Statement”).

(b)           If (i) the Closing occurs; and (ii) the Purchaser Gross Revenue for the applicable Earn-out Quarter is greater than the Purchaser Gross Revenue in the corresponding Base Quarter, then Purchaser shall, together with the Earn-out Statement, pay or cause to be paid by wire transfer of immediately available funds to the account of the Sellers, an amount in cash (the “Earn-out Amount”) equal to the product of (i) (A) the Purchaser Gross Revenue for the applicable Earn-out Quarter, minus (B) the Purchaser Gross Revenue for the corresponding Base Quarter, multiplied by, (ii) fifteen percent (15%).  If the Purchaser Gross Revenue for the applicable Earn-out Quarter is less than the Purchaser Gross Revenue for the corresponding Base Quarter, then Purchaser shall not have any obligation to make, or cause to be made, any payment for such Earn-out Quarter pursuant to this Section 1.4(b).  Purchaser represents and warrants to the Sellers that the Base Quarter Purchaser Gross Revenues set forth on Schedule 1.4(b) are true and correct.  Upon reasonable prior notice by the Sellers to Purchaser and during normal business hours, Purchaser shall from time to time provide the Sellers and their accountants with reasonable access to its books and records and provide the Sellers with all other information they reasonably request, in each case, regarding Purchaser Gross Revenue for Base Quarters and Earn-out Quarters.  Except to enforce its rights or as required by law or to meet reporting obligations, the Sellers shall, and shall cause its accountants to, keep confidential and not use any nonpublic information provided by Purchaser pursuant to this Section 1.4 other than the amount of the earn-out payments made by Purchaser to the Sellers.

(c)           No later than the thirtieth (30th) calendar day following the last day of each Full Period End Earn-out Quarter, Purchaser shall prepare and deliver to the Sellers and Miller Kaplan a reasonably detailed written statement (the “Full Period Earn-out Statement”) of the aggregate Purchaser Gross Revenue for the four Earn-out Quarters ending on the last day of such Full Period End Earn-out Quarter (the “Full Period Purchaser Gross Revenue”).

(d)           The Full Period Purchaser Gross Revenue as set forth in any Full Period Earn-out Statement shall be conclusively presumed to be true and correct in all respects and shall be final and binding, and the Sellers shall be deemed to have agreed with the calculations of the Full Period Purchaser Gross Revenue, unless the Sellers, within thirty (30) days after delivery to the Sellers of the Full Period Earn-out Statement, notify Purchaser in writing (the “Dispute Notice”) that the Sellers dispute Purchaser’s calculations of the Full Period Purchaser Gross Revenue set forth therein, specifying the nature of the disputed items and the basis therefor in reasonable detail (the “Disputed Items”). The Sellers and Purchaser shall promptly endeavor in good faith to resolve and finally determine any such disputed items, and upon successful resolution thereof, the Full Period Purchaser Gross Revenue, as adjusted to the extent necessary to reflect the resolution thereof, shall be final, conclusive and binding.

(e)           If the Sellers and Purchaser are unable to agree on the Full Period Purchaser Gross Revenue within ten (10) Business Days after delivery of the Dispute Notice, then the Sellers and Purchaser shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to Pricewaterhouse Coopers, LLP (the “Independent Accountants”) to review and resolve such matters.  The Independent Accountants shall recalculate the Disputed Items specified in the Dispute Notice.  The Sellers and Purchaser will instruct the Independent Accountants to endeavor to complete such review and resolution process as promptly as reasonably practicable, and in any case no more than thirty (30) days after submission of the Disputed Item(s) to the Independent Accountants.  Subject to the foregoing, the Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, are appropriate in determining the Unresolved Items; provided, however, that, unless the Sellers and Purchaser otherwise agree, all material communications between the Sellers or Purchaser or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to either the Sellers or Purchaser (whichever was not the sender or recipient of such material communications).  The Independent Accountants’ resolution of the Unresolved Items will be final, binding and conclusive for all purposes, effective as of the date the Independent Accountants’ written resolution is delivered to the Sellers and Purchaser  The dispute resolution procedure set forth in this Section 1.4(e) shall be the exclusive dispute resolution mechanics for determining any Disputed Item hereunder, including, any Disputed Item concerning whether the calculation of Full Period Purchaser Gross Revenue was prepared in accordance with Generally Accepted Accounting Principles consistently applied, and the indemnifications provisions set forth in Article 7 hereof shall not apply to any such dispute. Each of the Sellers and Purchaser will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.  Any fees and expenses of the Independent Accountants incurred pursuant to this Section 1.4(e) shall be borne entirely by (i) the Sellers if the Independent Accountant determines that the Full Period Purchaser Gross Revenue reported to the Sellers by Purchaser is equal to or less than the Purchaser Gross Revenue finally determined by the Independent Accountants or (ii) Purchaser if the Independent Accountant determines that the Full Period

Purchaser Gross Revenue reported to the Sellers by Purchaser is greater than the Purchaser Gross Revenue finally determined by the Independent Accountants.

(f)           If, following the determination of the Full Period Purchaser Gross Revenue for the applicable period, as finally determined pursuant to Section 1.4(d) or Section 1.4(e), the Aggregate Full Period Payment Amount for the applicable period is greater than the Actual Full Period Earn-out Amount for such applicable period, then the Sellers shall, within five (5) Business Days after the determination of the Full Period Purchaser Gross Revenue in accordance with this Section 1.4, pay by wire transfer of immediately available funds to an account designated by Purchaser an amount in cash equal to (i) such Aggregate Full Period Payment Amount, minus (ii) such Actual Full Period Earn-out Amount.

(g)           If, following the determination of the Full Period Purchaser Gross Revenue for the applicable period, as finally determined pursuant to Section 1.4(d) or Section 1.4(e), the Actual Full Period Earn-out Amount for the applicable period is greater than the Aggregate Full Period Payment Amount for such applicable period, then Purchaser shall, within three (3) Business Days after the determination of the Full Period Purchaser Gross Revenue in accordance with this Section 1.4, pay or cause to be paid by wire transfer of immediately available funds to the account of the Sellers an amount in cash equal to (i) the Actual Full Period Earn-out Amount, minus (ii) the Aggregate Full Period Payment Amount.

(h)           Notwithstanding anything to the contrary set forth herein, Purchaser’s obligations to make any payments to the Sellers pursuant to this Section 1.4 shall immediately terminate, with no further payments to be made, other than in respect of payments to be made pursuant to any adjustments to prior payments pursuant to Section 1.4(f) and Section 1.4(g), if, at any time during any Earn-out Quarter prior to the Expiration Date, (i) the Sellers fail to comply with its obligations under Section 4.2; or (ii) the Sellers or any Affiliate of the Sellers, on any broadcast radio station the Sellers or any Affiliates of the Sellers Control (such a station, a “Controlled Station”), broadcasts Urban AC in the New York City Arbitron Market as its primary format (the date on which such obligations are terminated pursuant to this Section 1.4(h), the “Earn-out Termination Date”).  For purposes of this Section 1.4(h), “Control” means the right to determine station programming, whether by direct or indirect ownership or through local marketing, brokerage, joint sales, or other agreement or otherwise, it being understood and agreed that the Sellers do not Control WEMP or any other Merlin Media station.

(i)           Purchaser shall not sell or otherwise dispose of the Frequency or all or any material part of the assets used or held for use in the operation of the Frequency (collectively, a “Transfer”) unless prior to the Transfer the transferee agrees in a writing delivered to the Sellers to assume all of the obligations of Purchaser under Section 1.4 and Section 4.10 after the Transfer.  No Transfer relieves Purchaser or any Guarantor of any obligation under this Agreement.  Purchaser shall not broker or otherwise dispose of any substantial part of the advertising or programming broadcast on the Frequency unless prior thereto the broker or transferee agrees in writing to provide to the Sellers and Purchaser the access and information necessary to determine Purchaser Gross Revenue pursuant to this Agreement.

1.5           Closing.  The consummation of the Transactions (the “Closing”) shall take place on the fifth (5th) Business Day following the date on which the Sellers or an Affiliate of the

Sellers commences broadcasting under the Local Marketing Agreement, subject to the satisfaction or waiver of the conditions set forth in Article 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties (the date on which the Closing occurs is referred to herein as the “Closing Date”).  At the election of the Parties, the Closing may occur via the electronic exchange of signatures and documents.

1.6           Closing Deliverables.  At the Closing and subject to the terms and conditions of this Agreement, the Sellers and Purchaser shall deliver the following (as applicable):

(a)           a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”) duly executed by each Seller and Purchaser;

(b)           duly executed assignments, in customary form and substance (if any) and sufficient to transfer ownership of the applicable Purchased Assets; and

(c)           if any Contracts are being assigned by the Sellers to Purchaser pursuant to Section 4.7 or otherwise, then an assignment and assumption of such Contracts, duly executed by each Seller and Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

2.1           Organization and Good Standing.

(a)           Each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its state of incorporation or organization, as the case may be, and has all necessary corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and each of the other Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the Transactions.

(b)           Each Seller has all necessary corporate or limited liability company, as the case may be, power and authority to own the Purchased Assets.

2.2           Authorization of Agreement.  The execution and delivery of this Agreement and each of the other Transaction Documents to be executed by the Sellers, the performance by the Sellers of their respective obligations under this Agreement and each Transaction Document, and the consummation by the Sellers of the Transactions have been duly authorized by each Seller and all requisite corporate or limited liability company, as the case may be, action on the part of each Seller, and no other action or proceeding on the part of either Seller is necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents by the Sellers, or the consummation of the Transactions.  This Agreement has been, and upon their execution, the other Transaction Documents shall have been, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by Purchaser), this Agreement constitutes, and, upon their execution, the other Transaction Documents shall constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally, general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3           Conflicts; Consents of Third Parties.  None of the execution and delivery by the Sellers of this Agreement or any of the other Transaction Documents, the consummation of the Transactions, or compliance by the Sellers with any of the provisions hereof or thereof will result in the creation of any Lien upon the Purchased Assets, or materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, termination, modification, acceleration or cancellation under any provision of (i) the organizational or governance documents of either Seller; (ii) any order of any Governmental Body applicable to either Seller or any of the properties or assets of the Sellers as of the date hereof; (iii) any Contract or Permit to which either Seller is a party or by which any of the properties or assets of either Seller are bound; or (iv) any applicable Law.  No material consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Sellers in connection with the execution and delivery of this Agreement or the other Transaction Documents, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by the Sellers of any other action contemplated pursuant to the Transaction Documents.

2.4           Title to Purchased Assets.  The Sellers have good and transferable title to the Purchased Assets free and clear of all Liens, and, at the Closing, Purchaser will be vested with good and transferable title to such Purchased Assets free and clear of all Liens (other than any Liens arising from Purchaser’s ownership of such Purchased Assets).

2.5           Intellectual Property. Schedule 2.5 sets forth a true and complete list of all material Purchased Assets, including the owner thereof.  Either Emmis Radio or Emmis Radio License is the owner of each Purchased Asset, free and clear of all Liens, and has the right to use, without payment to any other Person, such Intellectual Property, as and where the Sellers have used it.  Other than the Intellectual Property set forth on Schedule 2.5, the Sellers do not own or otherwise have any rights to, either through direct ownership, license or otherwise, any material Intellectual Property that is exclusively used or held for use in, or that exclusively relates to, the business or operation of the Station.  To the knowledge of the Sellers, there are no Actions, decided, pending or threatened in writing, concerning the Purchased Assets or concerning any claim that the Sellers’ use of the Purchased Assets has infringed, diluted, misappropriated, or otherwise violated in any material respect any Intellectual Property rights of any other Person.  The Sellers have not since January 1, 2009 received any written notice or claim challenging the validity, enforceability, registration or use of any Purchased Assets.

2.6           Legal Proceedings.  There is no pending or, to the knowledge of either Seller, threatened, Action by or against either Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.  To the knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.

2.7           Station Gross Revenue.

(a)           The Station Gross Revenue for the calendar year ended December 31, 2011 was at least $11,200,000.

(b)           The Station Gross Revenue for the Sellers’ fiscal year ended February 29, 2012 was at least $11,100,000.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

3.1           Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

3.2           Authorization of Agreement.  Purchaser has all requisite power and authority to execute and deliver this Agreement, the other Transaction Documents and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions, and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary limited liability company action on behalf of Purchaser and no other action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents by Purchaser, or the consummation of the Transactions.  This Agreement has been, and each Transaction Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3           Conflicts; Consents of Third Parties.  None of the execution and delivery by Purchaser of this Agreement or the Transaction Documents, the consummation of the Transactions, or the compliance by Purchaser with any of the provisions hereof or thereof will materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, termination, modification, acceleration or cancellation under any provision of (i) the organizational or governance documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law. No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Transaction Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Purchaser of any other action contemplated hereby or thereby.

3.4           Legal Proceedings.  There is no pending or, to the knowledge of Purchaser, threatened, Action by or against Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.  To the knowledge of Purchaser, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.

ARTICLE 4
COVENANTS

4.1           Public Announcements.  The Parties agree to keep the terms of this Agreement confidential and not to make any public announcement with respect thereto, except as required by applicable Law or reporting obligations, or to enforce a Party’s rights, or to perform this Agreement, or to announce format changes or as mutually agreed by the Parties.

4.2           Use of Trade Names.  The Sellers agree that upon and following the Closing, neither the Sellers nor any Affiliate of the Sellers shall use any of the Purchased Assets, or other assets confusingly similar thereto, in the New York City Arbitron Market.

4.3           Further Assurances.  Each of the Parties shall, and without further consideration, execute such additional instruments of assumption and provide such additional documents as may be requested by the other Parties hereto to ensure the proper assignment and assumption of the Assumed Liabilities by Purchaser and the proper transfer of the Purchased Assets to Purchaser and otherwise fully complete the Transactions and the other Transaction Documents.

4.4           Allocation of Purchase Price.  Each of the Sellers and Purchaser shall allocate the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Purchaser and the Sellers each agrees to provide the other promptly with any information required to complete IRS Form 8594.

4.5           Ancillary Agreements.  Prior to and following the Closing, upon the Sellers’ receipt of written notice by Purchaser, the Sellers and Purchaser shall use their commercially reasonable efforts to negotiate in good faith the following and to obtain any necessary landlord consents related thereto:

(a)           a sublease between a Seller or an Affiliate of the Sellers on the one hand, and Purchaser or an Affiliate of Purchaser, on the other hand, for 395 Hudson Street, New York,

NY 10014, (the “Hudson Location”) having the terms and conditions set forth on Exhibit B and such other customary terms and conditions as are reasonably acceptable to the Parties;

(b)           a sublease between a Seller or an Affiliate of the Sellers on the one hand, and Purchaser or an Affiliate of Purchaser, on the other hand, for the 151 W. 25th St., New York, NY studios (the “25th Street Location”) having the terms and conditions set forth on Exhibit C and such other customary terms and conditions as are reasonably acceptable to the Parties; and

(c)           a shared services agreement between a Seller or an Affiliate of the Sellers on the one hand, and Purchaser or an Affiliate of Purchaser, on the other hand, having the terms and conditions set forth on Exhibit D and such other customary terms and conditions as are reasonably acceptable to the Parties.

4.6           Access to Employees.  To the fullest extent permitted by applicable Law, each Seller shall, and shall cause its Subsidiaries to, cooperate with Purchaser in Purchaser’s consideration of whether to offer employment to any employee of the Sellers whose responsibilities solely relate to the operation of the Station (“Station Employees”), including by providing all information reasonably requested by Purchaser in respect of any Station Employee that may be disclosed by Purchaser under applicable Law; provided, however, that Purchaser shall not employ any Station Employee prior to the earlier of (i) the Closing; and (ii) the termination of this Agreement in accordance with its terms, and shall have no obligation to offer employment to any Station Employee.

4.7           Programming Contracts.  If requested by Purchaser, the Sellers shall afford Purchaser and each of its designated representatives, copies of all Contracts of the Sellers for urban adult contemporary programming or similar programming and talent solely relating to the Station (“Station Programming Contracts”).  If Purchaser determines in its sole discretion, and notifies the Sellers that Purchaser desires to assume any Station Programming Contract at the Closing (any such Station Programming Contract, a “Designated Station Programming Contract”), then, subject to the receipt of any required consents needed for such assignment, the Sellers shall assign and Purchaser shall assume such Designated Station Programming Contracts at Closing, and such Designated Station Programming Contracts shall be prorated as of Closing with the effect that the Sellers are responsible for all obligations arising with respect to services rendered thereunder prior to Closing and Purchaser is responsible for all obligations arising with respect to services rendered thereunder after Closing.  The Sellers and Purchaser shall use commercially reasonable efforts to obtain any required consents to the assignment to Purchaser from the counterparties of such Designated Station Programming Contracts.

4.8           Local Marketing Agreement.  If and when the Sellers enter into a local marketing agreement (the “Local Marketing Agreement”) for the broadcast of ESPN programming on the Station in the New York City market, the Sellers shall promptly provide written notice to Purchaser of same.

4.9           Call Letters.  Prior to Closing, on at least three (3) Business Days written notice to Purchaser, the Sellers shall relinquish the Call Letters to the FCC.  If Purchaser requests, the Sellers shall use their respective commercially reasonable efforts to cooperate with Purchaser’s submission of an application to the FCC for the request of the Call Letters.

4.10           Frequency.  From the Closing Date until the date that is three (3) years from the Closing Date, Purchaser shall operate (or shall cause an Affiliate to operate) an operating radio station on the Frequency; provided, however, that Purchaser may Transfer the Frequency to the extent such Transfer complies with the conditions set forth in Section 1.4(i).  Purchaser shall not be in breach of this Section 4.10 in the event of any acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit an operating radio station from operating on the Frequency.

4.11           Exclusive Dealing.  During the period from the date of this Agreement through and including the Closing Date, the Sellers shall not, and shall cause their respective Affiliates, representatives and other agents to refrain from taking any action to, directly or indirectly, enter into, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and its Affiliates or representatives concerning, any sale, lease or similar transaction involving the Purchased Assets that conflicts with this Agreement or prevent the Sellers from consummating the Transactions.

4.12           Interim Access. Subject to receipt of any required consents of the applicable landlord, beginning on May 31, 2012 and ending on the earlier of (i) December 31, 2012 or (ii) the execution of the corresponding Sublease set forth in Section 4.5(a) or Section 4.5(b), the Sellers shall provide Purchaser with access to (A) use one (1) on-air studio and one (1) production studio at the Hudson Location, each for twenty four (24) hours a day, seven (7) days a week, in connection with the broadcasting on the Frequency and (B) the studios at the 25th Street Location for day time use, seven days a week, in connection with the broadcasting of WLIB, with rent in each case to be established at the current rate provided for under the corresponding lease.

4.13            Consulting and Services Agreement. Notwithstanding anything in this Agreement to the contrary, if, (i) the Sellers breach Section 4.2; or (ii) at any time between the Closing Date and the Expiration Date, the Sellers or any Affiliate of the Sellers, on any Controlled Station, broadcasts Urban AC as its primary format in the New York City Arbitron Market, then, the Sellers and Purchaser shall be deemed to have entered into a consulting and services agreement at such time, pursuant to which (i) Purchaser shall provide consulting services to the Sellers with respect to the provision of such urban adult contemporary programming or similar programming or use of the Purchased Assets, as the case may be, and (ii) the Sellers shall pay, on a quarterly basis, a consulting fee to Purchaser equal to fifty percent (50%) of the Competing Station Gross Revenues or Gross Revenue attributable to the Sellers’ use of the Purchased Assets, as the case may be, and which agreement shall (i) expire on the Expiration Date and (ii) include the verification and dispute mechanisms set forth in Section 1.4 mutatus mutandis.

4.14           WBLS Purchase. Inner City Media Corporation and its affiliated debtors in possession (the “Debtors”) have been authorized by the United States Bankruptcy Court for the Southern District of New York to enter into an agreement (the “APA”) to sell certain assets to Purchaser, including WBLS (the “Sale Transaction”).  Purchaser shall use commercially reasonable efforts to promptly (i) consummate the Sale Transaction, (ii) enter into a customary pre-acquisition local marketing agreement with respect to WBLS (the “LMA”), and (iii) obtain a revised cash collateral order that includes payment of the Earn-out Amounts.  If an Affiliate of Purchaser or any Guarantor acquires WBLS or if Purchaser assigns the APA or the LMA to any third party, then Purchaser shall cause such Affiliate or transferee to assume Purchaser’s obligations under this Agreement (which shall not relieve Purchaser of any obligation or liability under this Agreement).  If any event occurs or condition arises that Purchaser becomes aware of that could reasonably be expected to impair Purchaser’s ability to enter into the LMA, acquire WBLS or obtain such order, then Purchaser shall give Seller prompt written notice thereof.

ARTICLE 5
CONDITIONS PRECEDENT

5.1           Conditions Precedent to Obligations of Purchaser and the Sellers.  The respective obligations of each of the Sellers and Purchaser to effect the Transactions are subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Parties, in their discretion, at or prior to the Closing):

(a)           No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby or by any of the Transaction Documents.

(b)           There shall have not been commenced or threatened any proceeding or investigation by a Governmental Body of competent jurisdiction for the purpose of restraining, enjoining, delaying or otherwise materially restricting the consummation of the Transactions or materially limiting or materially restricting the conduct of any of the Parties or their Affiliates following consummation of the Transactions.

5.2           Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions are subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Purchaser, in its discretion, at or prior to the Closing):

(a)           The Sellers shall have performed and complied in all material respects with all covenants and agreements herein required by this Agreement to be performed or complied with prior to the Closing by the Sellers; each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date); and there shall have been delivered to Purchaser a certificate to such effect, dated as of the Closing Date, signed by a duly authorized officer of the Sellers.

(b)           The Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items to be delivered by them set forth in Section 1.6.

5.3           Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers to effect the Transactions are subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Sellers, in their discretion, at or prior to the Closing):

(a)           Purchaser shall have performed and complied in all material respects with all covenants and agreements herein required by this Agreement to be performed or complied with prior to the Closing by Purchaser; each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date); and there shall have been delivered to the Sellers a certificate to such effect, dated as of the Closing Date, signed by a duly authorized officer of Purchaser.

(b)           The Sellers or an Affiliate of the Sellers shall have entered into the Local Marketing Agreement.

(c)           Purchaser shall have delivered, or caused to be delivered, to the Sellers all of the items to be delivered by it set forth in Section 1.6.

ARTICLE 6
TERMINATION

6.1           Termination.  This Agreement and the Transactions may be terminated at any time prior to the Closing:

(a)           by mutual agreement of the Sellers and Purchaser;

(b)           by Purchaser or the Sellers by written notice to the other Party, if the Closing shall not have occurred by the close of business on September 1, 2012 (the “Termination Date”); provided, however, if the Closing shall not have occurred on or before the Termination Date due to a breach of a Party’s obligations to consummate the Closing and the non-breaching Party has indicated to the other Parties that it is willing to consummate the Closing, then the breaching Party may not terminate this Agreement pursuant to this Section 6.1(b);

(c)           by Purchaser by written notice to the Sellers, if there shall be a breach by the Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.2 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Purchaser to the Sellers of such breach; and (ii) one (1) Business Day prior to the Termination Date;

(d)           by the Sellers by written notice to Purchaser, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.3 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Sellers to Purchaser of such breach; and (ii) one (1) Business Day prior to the Termination Date; or

(e)           by the Sellers or Purchaser by written notice to the other Party if there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the Parties shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

6.2           Effect of Termination.  If this Agreement shall be terminated pursuant to this Article 6, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other (other than Section 4.1, Section 4.12, Section 6.2 and Article 8 (other than Section 8.1 and Section 8.13) which sections shall survive any termination of this Agreement); provided, however, that nothing herein shall relieve any party from liability for its breach of this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1           Seller Indemnification.  The Sellers shall, jointly and severally, defend, indemnify and hold harmless Purchaser and its officers, directors, employees, Affiliates, agents, advisers, members, attorneys, accountants, controlling Persons and representatives and their heirs, executors, successors and assigns, each in their capacity as such (collectively, the “Purchaser Indemnitees”) from and against, and shall pay or reimburse such Purchaser Indemnitees for, any Liability, obligation, loss, cost, expense, fee, judgment, charge, claim, payment, settlement, assessment, interest, penalty, disgorgement, deficiency or damage (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and attorneys’ fees incurred in investigating or defending against any such Loss (as defined below) or in asserting any of their rights under this Agreement (collectively, “Losses”), based upon, resulting from, in connection with, arising out of, or otherwise in respect of:

(a)           an inaccuracy in or breach of a representation or warranty when made or deemed made by the Sellers under this Agreement;

(b)           a breach or non-fulfillment of an obligation of the Sellers, in this Agreement, any Transaction Document or a certificate delivered by the Sellers under this Agreement;

(c)           all Liabilities arising from the business and operation of the Purchased Assets prior to Closing; and

(d)           any liability for fees and expenses of any agent, broker, Person or firm acting on behalf of the Sellers or any of their Affiliates in connection with this Agreement or any of the Transactions contemplated hereby.

7.2           Purchaser Indemnification.  Purchaser shall defend, indemnify and hold harmless the Sellers and their officers, directors, employees, Affiliates, agents, advisers, members, attorneys, accountants, controlling Persons and representatives and their heirs, executors, successors and assigns, each in their capacity as such (collectively, the “Seller Indemnitees”)

from and against, and shall pay or reimburse such Seller Indemnitees for, any Losses based upon, resulting from, in connection with, arising out of, or otherwise in respect of:

(a)           an inaccuracy in or breach of a representation or warranty when made or deemed made by Purchaser under this Agreement;

(b)           a breach or non-fulfillment of an obligation of Purchaser, in this Agreement, any Transaction Document or a certificate delivered by Purchaser under this Agreement;

(c)           any Assumed Liability, and all Liabilities arising from the business and operation of the Purchased Assets after Closing; and

(d)           any liability for fees and expenses of any agent, broker, Person or firm acting on behalf of the Purchaser or any of its Affiliates in connection with this Agreement or any of the Transactions contemplated hereby.

7.3           Third Party Claims.  If a third party asserts a claim (a “Third Party Claim”) against a Person entitled to indemnification under this Agreement (“Indemnified Party”), then the Indemnified Party may not consent to entry of a judgment, or enter into a settlement with respect to such Third Party Claim, without the prior written consent of the Party required to provide indemnification under this Article 7, which consent shall not to be unreasonably conditioned, delayed or withheld.  Each Party shall cooperate in defending any claim or litigation subject to this Article 7 and make its records relating to the defense available to the other Parties (except communications subject to attorney-client privilege or otherwise subject to a pre-existing confidentiality obligation).

7.4           Sole Remedy.  The indemnification provided in this Article 7 only applies after the Closing, and is the Parties’ sole and exclusive remedy after the Closing in respect of the subject matter of this Agreement (except as set forth in Section 8.11 and remedies in respect of fraud or willful breach of this Agreement).

7.5           Effect of Investigation.  The representations, warranties and covenants of the indemnifying party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known, whether before or after the date hereof, that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 5.1, Section 5.2 or Section 5.3.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1           Survival.  The covenants, obligations and agreements contained in this Agreement that are not performed at or before Closing shall survive and not be affected by Closing, and shall thereafter remain in full force and effect until paid and performed in full, including without limitation Purchaser’s obligation to pay the Purchase Price, which upon Closing is an absolute and unconditional obligation which shall be paid when due without notice or demand and without set off or counterclaim.  The representations and warranties set forth in this Agreement shall survive for a period of one (1) year after Closing, upon which they shall expire and be of no further force or effect.

8.2           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.3           Waiver of Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3.

8.4           Expenses.  Each of the parties shall bear its own costs, including attorneys’ fees, incurred in negotiating this Agreement and consummating the Transactions.

8.5           Governing Law; Jurisdiction.  The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of the State of New York, without regard to the Laws of the State of New York as to choice or conflict of Laws (other than the principles set forth in Section 5-1401 of the General Obligations Law of the State of New York, which shall apply) or any Laws which would defer to the substantive Laws of any other jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement which is permitted to be brought under this Agreement, each party hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York located in New York City and the United States District Court located in the borough of Manhattan in New York City; and (ii) waives any objection which it may have to the laying of venue of any such suit, action or proceedings brought in any such court, waives any claim that such suit, action or proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such suit, action or proceedings, that such court does not have jurisdiction over it.

8.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt; (ii) the fourth day after mailing if mailed by certified mail, return receipt requested; or (iii) the day of transmission, if sent by email, facsimile or telecopy during regular business hours or the Business Day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the Parties at the following addresses, email addresses or facsimile numbers (or to such other address, email address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this Section 8.6):

Sellers:

Emmis Radio, LLC
Emmis Radio License Corporation of New York
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, Indiana  46204
Telephone:       (317) 684-6565
Facsimile:        (317) 684-5583
Attention:         Scott Enright, scotte@emmis.com

with a copy (which shall not constitute notice) to:

Emmis Radio, LLC
Emmis Radio License Corporation of New York
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, Indiana  46204
Facsimile:         (317) 684-5583
Attention:          Legal Department, legal@emmis.com

and to

Wiley Rein LLP
1776 K Street, NW
Washington, DC 20006
Telephone:        (202) 719-7000
Facsimile:         (202) 719-7049
Attention:          John Fiorini

Purchaser:

Yucaipa Corporate Initiatives Fund II, L.P. and Yucaipa Corporate Initiatives (Parallel) Fund II, L.P.
9130 West Sunset Boulevard
Los Angeles, CA 90069
Telephone:        (310) 789-7200
Facsimile:         (310) 789-1791
Attention:          Jeff Johnson, jeff.johnson@yucaipaco.com

-and-

Fortress Credit Funding I, LP, Drawbridge Special Opportunities Fund Ltd. and CF ICBC LLC
10250 Constellation Boulevard, Suite 2350
Los Angeles, California 90067
Telephone:        (310) 228-3030
Facsimile:         (310) 228-3031

Attention:          Josh Pack, jpack@fortress.com

With copies (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY  10281
Telephone:        (212) 504-6000
Facsimile:         (212) 504-6666
Attention:          Christopher Cox; chris.cox@cwt.com
 Scott J. Greenberg; scott.greenberg@cwt.com

-and-

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:        (212) 756-2000
Facsimile:         (212) 593-5955

Attention:          Adam C. Harris, adam.harris@srz.com
 Meghan M. Breen, meghan.breen@srz.com

8.7           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the greatest extent possible.

8.8           Successors and Assigns.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however, that prior to the Closing, Purchaser may assign its right to purchase any of the Purchased Assets to one or more Affiliates of Purchaser, but no assignment shall relieve Purchaser of any obligation or liability under this Agreement.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context requires otherwise.

8.9           No Third Party Beneficiaries.  This Agreement shall inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person that is not a Party (or a successor or assign of any such Party) any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, that each Indemnified Party shall be a third party beneficiary of this Agreement and shall have the right to enforce the Parties’ covenants and obligations under this Agreement with respect to Section 7.1 and Section 7.2.

8.10           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.  The signature pages hereto may be transmitted by facsimile or .pdf, and if so transmitted, shall constitute originals.

8.11           Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, without proof of actual damages, including an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach.  Each Party further agrees that neither the other Parties nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

8.12           Time is of the Essence.  With respect to all dates and time periods set forth in this Agreement, time is of the essence.

8.13           Guarantors.  The Yucaipa Guarantors and the Fortress Guarantors, including their successors and assigns, jointly and severally, absolutely, irrevocably and unconditionally guarantee, as primary obligors and not merely as sureties, Purchaser’s performance of its obligation to consummate the Closing on the Closing Date and the due and punctual payment of the Cash Purchase Price (the “Guaranteed Obligation”).  In no event shall the Guarantors be obligated to make payments under this Section 8.13 in an aggregate amount in excess of the Cash Purchase Price.  The Guarantors further agree that their obligations under this Section 8.13 are not conditioned or contingent upon the pursuit of any remedies against Purchaser, and such obligations are not limited or affected by any circumstance that might otherwise limit or affect the obligations of a surety or guarantor, all of which are hereby waived by the Guarantors to the fullest extent permitted by Law.  Each Guarantor further agrees that the Guaranteed Obligation may be amended, modified or renewed by Purchaser, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound by its obligations under this Section 8.13 notwithstanding any amendment, modification or renewal of any Guaranteed Obligation by Purchaser.  Each Guarantor acknowledges that (i) Yucaipa Guarantor is an Affiliate of Purchaser and Fortress Guarantor owns warrants to acquire an equity interest in Purchaser, (ii) such Guarantor is benefiting from the transactions contemplated by this Agreement, (iii) the Sellers are relying on such Guarantor’s obligations under this Section 8.13 in connection with entering into this Agreement, (iv) a sale or transfer of any membership interest in Purchaser by such Guarantor shall not relieve such Guarantor of its obligations under this Section 8.13, (v) such Guarantor has all requisite power and authority to enter into this Agreement (solely with respect to this Section 8.13) and to carry out its obligations under this Section 8.13, (vi) such Guarantor’s obligations under this Section 8.13 constitute the legal, valid, and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time affecting the enforcement of creditors’ rights generally, (vii) the execution and delivery by such Guarantor of this Agreement (solely with respect to this Section 8.13) and the performance by such Guarantor of its obligations under this Section 8.13 have been duly authorized and approved by all necessary action of each Guarantor, including any required proceedings of its shareholders, members, managers, partners, officers and directors, and does not require any further authorization or consent of such Guarantor and (viii) the execution and delivery by such

Guarantor of this Agreement (solely with respect to this Section 8.13), and the performance by such Guarantor of its obligations under this Section 8.13 do not (A) conflict with or violate any provision of the organizational documents of such Guarantor, (B) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any material Contract to which such Guarantor is a party or subject or (C) violate any Law or any order, judgment, decree or award of any Governmental Body to or by which such Guarantors is subject or bound.  Each Guarantor waives all notices with respect to the Guaranteed Obligation, including presentment to Purchaser with respect to the Guaranteed Obligation.

ARTICLE 9
DEFINITIONS

9.1           Definition of Certain Terms.  The terms defined in this Section 9.1, when capitalized, have the meanings indicated below in this Agreement.

“Action” means any action, suit, arbitration, claim, inquiry, proceeding or investigation by or before any Governmental Body of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Actual Full Period Earn-out Amount” means the product of (i) (A) Full Period Purchaser Gross Revenue for the applicable period, as finally determined pursuant to Section 1.4(d) or Section 1.4(e), minus, (B) the Purchaser Gross Revenue for the full year ending on the last day of the last Base Quarter, multiplied by, (ii) fifteen percent (15%).

“Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person, it being understood and agreed that the Sellers are not an Affiliate of WEMP or any other Merlin Media station.  As used in this Agreement (except Section 1.4(h)), “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Aggregate Full Period Payment Amount” means the sum of all Earn-out Amounts actually paid by Purchaser to the Seller for the four Earn-out Quarters ending on the last day of each Full Period End Earn-out Quarter.

“Base Quarter” means the three-month period ending on the last day of March, June, September and December of 2011, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Call Letters” means WRKS.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Station Gross Revenues” means all revenues as determined in accordance with Generally Accepted Accounting Principles consistently applied derived by the Sellers or any Affiliate of the Sellers, on any Controlled Station, attributable to broadcasting Urban AC in the New York Arbitron Market, but excluding trade revenue.

“Contract” means any agreement, contract, obligation or undertaking (whether written or oral and whether express or implied).

“Earn-out Quarter” means the first three month period ending on the first to occur of the last day of March, June, September or December following the Closing Date, and each of the next eleven (11) three month periods ending on the last day of March, June, September and December thereafter.

“Expiration Date” means the date that is five (5) years after the Closing Date; provided, however, that if an unaffiliated third-party directly or indirectly acquires (whether by merger or purchase or otherwise) control of a Seller or any Affiliate of a Seller (an “Affected Entity”), then the Expiration Date shall be the date of such acquisition only with respect to such Affected Entity.

“FCC” means the United States Federal Communications Commission.

“Frequency” means the radio station broadcasting on 107.5FM, New York, NY (FCC Facility ID #28203).

“Full Period End Earn-out Quarter” means the fourth Earn-out Quarter following the Closing and the two succeeding fourth Earn-out Quarters thereafter.

“Governmental Body” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States or foreign federal, state or local government, any governmental authority, agency, department, board, commission or instrumentality or any political subdivision thereof, and any tribunal or court or arbitrator(s) of competent jurisdiction, and shall include the FCC.

“Gross Revenue” means all revenues as determined in accordance with Generally Accepted Accounting Principles consistently applied, including without limitation a reasonable allocation of any joint sales, whether received by the specified party or any broker or other third party, but excluding trade revenue.

“Intellectual Property” means all trade names, trademarks, service marks, copyrights, jingles, slogans, symbols, logos, domain names, websites and any other proprietary material or information, in whatever format or media, used or held for use by the Sellers exclusively in the operation of the Station.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, or regulation or other requirement enacted, promulgated, issued or entered by a Governmental Body.

“Liability” means any and all debts, losses, liabilities, taxes, claims, damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses in connection therewith (including reasonable legal counsels’, accountants’, or other fees and expenses incurred in defending any action or in investigating any of the same or in asserting any rights thereunder or hereunder).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, right of first offer, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other restriction or limitation whatsoever.

“New York City Arbitron Market” means the New York City metro, as defined by The Arbitron Company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Bodies.

“Purchaser Gross Revenue” means all revenues, as determined in accordance with Generally Accepted Accounting Principles consistently applied attributable to the Frequency, including without limitation a reasonable allocation of any joint sales, whether received by Purchaser or an Affiliate or any broker or other third party, excluding trade revenue.  For the avoidance of doubt, Purchaser Gross Revenue for any particular Earn-out Quarter shall be determined using the same policies and procedures as were used to determine the Purchaser Gross Revenue for the corresponding Base Quarter.

“Station Gross Revenue” means all revenues, as determined in accordance with Generally Accepted Accounting Principles consistently applied attributable to the Station, excluding trade revenue.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of the total combined voting power or the total economic interest in such Person.

“Transaction Documents” shall mean this Agreement and the Bill of Sale.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Urban AC” means substantially the same format as broadcast on the Station as of the date of this Agreement, it being understood and agreed that other urban formats, some of which may overlap with such format, including without limitation the format currently broadcast by WQHT and other hip hop and R&B formats, shall not be deemed “Urban AC.”

“WBLS” means WBLS(FM), 107.5FM, New York, NY.

“WEMP” means WEMP(FM), 101.9FM, New York, NY.

“WLIB” means WLIB(AM), 1190AM, New York, NY.

“WQHT” means WQHT(FM), 97.1FM, New York, NY.

9.2           Interpretation.

(a)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(b)           Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to the Person’s successors and permitted assigns, as applicable.

(c)           This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party.

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IN WITNESS WHEREOF, each of the Parties has executed this Asset Purchase Agreement as of the date first set forth above.

EMMIS RADIO, LLC

By:	/s/ Ian D. Arnold
Name: Ian D. Arnold
Title: Vice President and Associate General Counsel

EMMIS RADIO LICENSE CORPORATION OF NEW YORK

By:	/s/ Ian D. Arnold
Name: Ian D. Arnold
Title: Vice President and Associate General Counsel

YMF MEDIA LLC

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

IN WITNESS WHEREOF, each of the undersigned has executed this Asset Purchase Agreement solely for the purpose of Section 8.13 hereof (and for no other purpose), as of the date first written above.

YUCAIPA CORPORATE INITIATIVES FUND II, L.P.

By: Yucaipa Corporate Initiatives Fund II, LLC, its General Partner

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

YUCAIPA CORPORATE INITIATIVES (PARALLEL) FUND II, L.P.

By: Yucaipa Corporate Initiatives Fund II, LLC, its General Partner

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Title: Vice President

FORTRESS CREDIT FUNDING I, LP

By: Fortress Credit Funding I GP LLC, its General Partner

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: Director

CF ICBC LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President